EXHIBIT 10.2

FORMAL AGREEMENT

This formal farm-out agreement (hereinafter referred to as the “Agreement”) is between Coastal Petroleum Company (hereinafter referred to as “Coastal”) and Cobra Oil & Gas Company (hereinafter referred to as “Cobra”). Coastal and Cobra are sometimes collectively referred to as the “Parties”.

This Agreement is referred to in a Memorandum of Intent signed by the Parties on May 22, 2008, and when executed will replace that Memorandum of Intent and govern the rights of the Parties.

In consideration of the premises, mutual covenants and obligations herein contained, the Parties agree as follows:

A.	LEASES

Coastal has identified an area containing a series of shallow and deep prospects, the Starbuck Prospects. Coastal owns leases on 82,801.38 gross mineral acres (82,801.38 net acres) in Valley County, Montana (the “Leases”) that include the Starbucks Prospects. The Leases are 100% working and at least between 75.5 and 80.5% net revenue leases. A copy of the Schedule of Leases is enclosed herewith as Attachment A.

B.	AREA OF MUTUAL INTEREST

An Area of Mutual Interest (AMI) shall exist within four miles of the boundaries of the Leases. Areas of Mutual Interest established under Coastal’s prior third party agreements that are still in effect are excluded from this AMI.

C.	INTENTION OF THE PARTIES

Coastal’s intention is to grant to Cobra a right to purchase a 50% working interest in the Leases for a period of two years from the date of the MOI, for a consideration of $180,000. To exercise the right to purchase, notice must be given of Cobra’s agreement to pay $1,000,000 toward Coastal’s drilling costs and the requirements under section E herein must be fulfilled. Following the exercise of Cobra’s right to purchase, the Parties would each pay 50% of the cost of wells in which they both participate and each be entitled to 50% of the revenues of wells in which they both participate. Cobra’s intention is to acquire the total of the working interests Coastal intends to farmout.

D.	COBRA TO ACQUIRE A RIGHT TO PURCHASE A 50% WORKING INTEREST IN THE LEASES.

In order to acquire the right to purchase a 50% interest in the Leases (“the Interest”) for a period of two years, Cobra has paid Coastal the sum of $180,000. During this two year period Cobra is not obligated to drill any well on the property, until and unless it exercises the right to purchase the Interest. However, if Cobra desires to perform geologic analyses or drill a well before it has purchased the Interest, it shall pay the full cost of such analyses or well or wells and be entitled to a 50% working interest in the spacing unit of the well or wells if a successful well is drilled. No portion of the cost paid by Cobra to perform such analyses or drill such wells shall apply to the $1,000,000 required to be paid by Cobra to complete the acquisition of the Interest. If Coastal desires to drill a well before Cobra has given notice of its intent to exercise its right to acquire the Interest and Cobra does not participate in the well, Coastal will pay the full cost of the well and be entitled to 100% of the working interest in the spacing unit of the well.

E.	EXERCISE BY COBRA OF RIGHT TO ACQUIRE A 50% INTEREST IN THE LEASES

In order for Cobra to complete the acquisition of the 50% interest Coastal is offering, Cobra and Coastal agree that:

1.
At the time of Cobra’s intent to exercise the right to acquire the 50% interest in the Leases, but no later than May 22, 2010, Cobra shall send Coastal a letter exercising the right to acquire and agreeing to pay to Coastal or for Coastal’s benefit, the sum of $1,000,000 toward the cost of drilling wells on the Leases.

2.
When a well is proposed in which Cobra participates, Cobra will pay both its share and Coastal’s share of the cost of such well, until such time as it has paid the $1,000,000 toward Coastal’s share of costs.

3.
When a well is proposed in which Cobra does not participate, Cobra will pay the full cost of such well up to the $1,000,000, or whatever portion of the $1,000,000 remains to be paid by Cobra at that time.

4.	At the time of full payment, Coastal shall assign the 50% undivided working interest in the Leases to Cobra.

F.	RENTALS:

Once Cobra is assigned its 50% interest under the leases, Coastal and Cobra shall each pay their proportionate share of the delay or other rentals on the Leases. Coastal shall be the party which actually submits the rentals to the lessors. Coastal shall give sixty days notice to Cobra of the date when rentals are due and Cobra shall pay its share, whatever that may be at the time, within fifteen days of the date of the notice to Coastal. Coastal shall pay the rentals advanced. In the event that either party elects not to pay its portion of the rentals to any part of the Lease it shall give the other party at least sixty days notice of its intention not to pay rentals and the other party may do so and retain that portion of the Lease as its sole property, less and excluding any producing units where the party’s rights continue and no rentals were due.

G.	FAILURE TO FULFILL REQUIREMENTS:

In the event that Cobra completes the requirements of Paragraph E above, Cobra shall have earned a 50% undivided working interest in the Leases. In the event that Cobra fails to timely meet any of the requirements of Paragraph E. then Cobra shall earn no interest at all in the Leases.

H.	SUBSEQUENT EXPLORATION OF THE LEASES:

After Cobra earns its 50% undivided interest in the Leases, either party may propose a well within the Leases or additional acreage acquired within the area of mutual interest. The other party may opt-in or opt-out of the proposed well, on a well by well basis. If the other party opts-in, the drilling shall proceed with both Parties paying their share of the costs. If the other party opts-out of the proposed well the party opting out shall have no interest in the spacing unit of that well, but the party opting out shall retain its right to participate in any other well drilled as a development well or exploratory well following the well the party has opted out of.

I.	WELL INFORMATION:

Each party shall furnish the other party with daily drilling reports, logs, DST results, results of other tests performed, and production reports on any well it drills under this Agreement.

J.	OPERATING AGREEMENT:

All operations for the joint account of Coastal and Cobra on the Leases shall be in accordance with the terms and provisions of the model Joint Operating Agreement attached hereto and made a part of this Agreement as Exhibit “B”. Coastal shall be designated Operator except where it declines to participate in the drilling of a well or wells by Cobra, in which case, Cobra may elect to act as operator and owner of such well or wells, so long as it meets the following qualifications: Cobra shall be registered to do business in Montana; shall be bonded and provide proof of insurance to Coastal; and shall not commence operations until a notice of change of operator has been filed and accepted by the proper authorities, or in the alternative, a permit has been granted in Cobra’s name

K.	TIME OF THE ESSENCE:

It is understood that time is of the essence of this Agreement, and no provision hereof shall be modified nor waived except in writing.

L.	AREA OF MUTUAL INTEREST ACQUISITIONS:

The Area of Mutual Interest exists within four miles of the boundaries of the Leases. Each party shall offer to the other party the right to participate for its then current share of the interest in the Leases in the acquisition of any lease or other interest that party may have the option to acquire, at the same percentage of the cost of acquisition. In the event that the other party declines to participate, then that lease or other interest shall become outside this AMI and the other party shall have no interest under the AMI rights as to that lease or interest acquired. Areas and AMIs established by or included in Coastal’s existing third party agreements are excluded from this AMI. A party may propose geological investigations of whatever character within the AMI, and that party shall offer to the other party the right to participate in the costs and results of the proposed geological investigation. In the event that the other party declines to participate, then that party shall have no right to the information and data from the geological investigation. However, declining to participate in the geological investigation shall not affect that party’s right to participate in any well proposed by the party.

M.	FORCE MAJEURE:

In the event any party hereof is prevented from complying with any of the obligations imposed upon it hereunder, or from exercising any of the rights granted to it hereunder, as a result of an act of God, or any other cause, whether similar or dissimilar, reasonably proved beyond the control of such party, the time within which said party may perform such obligations or exercise such rights shall be extended for a period equal to the time during which said party was prevented from the performance of such obligations, or the exercise of such rights. The party having the difficulty shall take all reasonable steps to remedy such condition as rapidly as possible.

N.	NOTICES:

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth below or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section.

Coastal Petroleum Company Post Office Box 609 Apalachicola, Florida 32329 Telephone Number: 850-653-2732 Fax Number: 850-653-2732	Cobra Oil & Gas Company Uptown Center 2100 West Loop South, Suite 900 Houston, Texas 77027 Telephone Number: Fax Number:

O.	LEGAL ACTIONS:

If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

P.	AMENDMENTS:

Any term of this Agreement may be amended, terminated or waived only with the written consent of each of the Parties hereto.

Q.	SEVERABILITY:

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

R.	DELAY NO WAIVER OF REMEDIES:

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

S.	ENTIRE AGREEMENT:

This Agreement (including the Exhibits hereto), constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

T.	ARBITRATION:

The Parties agree that any unresolved controversy or claim arising out of or relating to this Agreement, except as: (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the Parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in oil and gas transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Tallahassee, Florida, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated; (b) depositions of all party witnesses; and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Florida Code of Civil Procedure, the arbitrator shall be required to provide in writing to the Parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the Parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Northern District of Florida or any court of the State of Florida having subject matter jurisdiction.

U.	DATE:

The date of this Agreement is June 10, 2008.

Coastal Petroleum Company		Cobra Oil & Gas Company

By:	/s/ Phillip W. Ware	By:	/s/ Max Pozzoni
	Phillip W. Ware, President		Max Pozzoni, President